Exhibit 99.1
news release
For Immediate Release
August 7, 2012

Employers Holdings, Inc. Reports Second Quarter 2012 Earnings and Declares Third Quarter 2012 Dividend

Key Highlights
(Q2, 2012 compared to Q2, 2011 except where noted)

•	Overall net rate up 3.8%; California net rate up 14.4% at quarter-end

•	Net written premiums of $150 million; up 42%

•	Net earned premiums of $119 million; up 35%

•	Revenues of $138 million; up 26%

•	Deferred acquisition cost (DAC) accounting change increase to underwriting and other operating expense was $2 million

•	Income tax benefit of $2.3 million

•	Combined ratio (before LPT and DAC accounting change) improvement of 6.3 percentage points

•	Book value of $25.85 up 3% since December 31, 2011

•	Repurchased 1.1 million common shares in Q2 2012

Reno, Nevada-August 7, 2012-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported second quarter 2012 net income of $5.0 million or $0.16 per diluted share. Net income in the second quarter of 2011 was $8.3 million or $0.21 per diluted share. As expected, during the second quarter of 2012, we recorded a $2.2 million or $0.07 per diluted share addition to underwriting and other operating expense as a result of our prospective adoption of the Financial Accounting Standards Board's change in accounting methods for deferred acquisition costs (DAC). This change in accounting method, which became effective in 2012, alters the definition of acquisition costs which may be capitalized and lowered our reported net income as a result of having to expense certain costs that were previously capitalized. Adjusted for the change in DAC accounting, non-GAAP net income was $7.3 million or $0.23 per diluted share, an increase of $0.02 per share compared with last year's second quarter. We continue to estimate that our underwriting and other operating expenses in 2012 will increase further by approximately $2 million, in addition to the year-to-date expense of $5 million, as a result of the new DAC accounting, with approximately 16% of the total $7 million to be recorded in Q3 and the remaining 6% to be recorded in Q4.
Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT deferred reinsurance gain (the Company's non-GAAP measure described below) was $1.2 million or $0.04 per diluted share in the second quarter of 2012 and $4.0 million or $0.10 per diluted share in the second quarter of 2011. Adjusted for the change in DAC accounting, net income before the impact of the LPT deferred reinsurance gain was $3.5 million or $0.11 per diluted share in the second quarter of 2012, which was $0.5 million or $0.01 per diluted share higher than the second quarter of 2011.
The change in DAC accounting impacts year-over-year comparisons of our results, which have not been retroactively adjusted. Reconciliations of results which illustrate the impact of the change in DAC accounting for the second quarter and year-to-date are included in the tables attached to this press release.
President and Chief Executive Officer Douglas D. Dirks commented on the results: “Net income, excluding the LPT and the DAC accounting change, increased one cent per diluted share relative to last year's second quarter. Our second quarter combined ratio, excluding the LPT and the DAC accounting change, improved more than six percentage points as cost controls and increases in net premiums earned drove the underwriting and other operating expense ratio down. The loss provision rate of 77.0% has been stable for the last year and a half. Our focus in 2012 is on getting more rate across the entire book of business in order to improve our loss ratio and our operating margin.”
Dirks continued: “In the second quarter, we continued to regain scale and grow our business given what we believe are improving market conditions. Over the last twelve months, we added nearly 20,000 policies for an increase of 38% in policy count. We increased net premiums written by 42% in the last twelve months. ”
Commenting on the balance sheet, Dirks added: “Since the end of last year, our book value increased 3% to $25.85 (not adjusted for the exclusion of the DAC accounting change). We continued to actively purchase shares in the second quarter with repurchases of 1.1 million common shares at a cost of $18.6 million."
"As we continue to expand our business and grow into an improving pricing environment, our operating companies will require additional capital. We have aggressively moved capital out of the operating companies into the holding company during the soft part of the cycle. We did this because it provided the greatest flexibility for deployment of capital, either back into the business, into a strategic opportunity, or to return it to shareholders through repurchases and dividends. We now expect to contribute back down to the operating subsidiaries up to $70 million of the capital that we moved to the holding company in recent years. The ultimate amount of capital contributed back to the operating subsidiaries will be governed by our expectations relative to growth and internal capital generation as well as regulatory and rating agency considerations. We expect that the contribution will be made prior to the close of the third quarter. We will continue to evaluate our best uses of capital including organic growth, capital retention needs, investment opportunities, and share repurchases and dividends.”
Second Quarter 2012
Net premiums written increased 42.4% to $150.4 million in the second quarter of 2012 compared with $105.6 million in 2011. In-force premiums of $476.2 million at quarter-end 2012 increased 37.2% relative to the end of the second quarter in 2011.
Net premiums earned were $119.0 million, an increase of $30.8 million or 35.0% from the second quarter of 2011, primarily due to policy count growth of 38.3% year over year at June 30, 2012. There were 71,971 policies in force at the end of this year's second quarter, an increase of 19,933 policies in the last twelve months.
Net investment income was $18.3 million compared with net investment income of $20.3 million in the second quarter of 2011. The decrease in the second quarter of 2012 was primarily related to a decrease in yield. The pre-tax book yield on invested assets was 3.7% for the second quarter of 2012 compared with 4.2% in the second quarter of 2011. The tax equivalent yield on invested assets decreased to 4.8% at the end of the second quarter in 2012 compared with 5.2% at the end of the second quarter in 2011.
Realized gains on investments were $0.9 million compared with $1.1 million in the second quarter of 2011.
Losses and loss adjustment expenses (LAE) were $88.3 million compared with $64.2 million in the second quarter of 2011 primarily as a result of increases in net premiums earned. The current accident year provision rate for losses was 77.0% in the second quarter of 2012 compared with 78.0% in the second quarter of 2011. Before the impact of the LPT deferred reinsurance gain, losses and LAE were $92.1 million in the second quarter of 2012 and $68.4 million in the second quarter of 2011.
Commission expense was $16.1 million compared with $11.1 million, or $5.0 million higher than in the second quarter of 2011. Commission expense increased in the second quarter of 2012 primarily due to higher net premiums earned and higher incentive commissions.
Dividends to policyholders were $0.8 million compared with $0.9 million in the second quarter of 2011. Policyholder dividends fluctuate due to changes in premium levels on dividend policies and the eligibility of policyholders to receive dividend payments.
Underwriting and other operating expenses were $29.5 million compared with $26.2 million in the second quarter of 2011, an increase of $3.3 million primarily as a result of a $2.2 million increase related to the DAC accounting change, a $0.9 million increase in compensation, a $0.6 million change in bad debt expense, and an increase in premium taxes and assessments of $0.4 million. These increases were partially offset by cost control actions undertaken by management and a decrease in professional services fees of $0.6 million relative to the same period in 2011.
An income tax benefit of $2.3 million was recorded in the second quarter of 2012 compared with an income tax benefit of $2.0 million in the second quarter of 2011. The increased tax benefit was primarily related to increased tax exempt interest income as a percentage of pre-tax net income.
At the end of the second quarter of 2012, the change in net rate was a positive 3.8% year over year and 4.1% year to date, continuing the positive trend begun in the fourth quarter of 2011. The net rate change in California was up 14.4% year over year and 7.6% year to date. Our change in total payroll exposure increased 32.2% year over year and 16.1% year to date.
The second quarter 2012 combined ratio was 113.3% (116.5% before the impact of the LPT deferred reinsurance gain), compared with 116.2% (121.0% before the impact of the LPT deferred reinsurance gain) for the second quarter of 2011. The combined ratio, adjusted for the DAC accounting change, was 111.5% (114.7% before the impact of the LPT deferred reinsurance gain), an improvement of 4.7 percentage points relative to the combined ratio for the second quarter of last year (please see the attached reconciliations excluding the impact of the DAC accounting change for the second quarter of 2012).
Year-to-Date 2012
Net premiums written increased 40.7% to $290.7 million in the first six months of 2012 compared with $206.7 million in 2011.
Net premiums earned were $228.9 million, an increase of $58.3 million or 34.2% from the first six months of 2011, primarily due to policy count growth of 38.3% year over year at June 30, 2012.
Net investment income was $36.7 million compared with net investment income of $40.8 million in the first six months of 2011. The decrease was primarily related to a decrease in yield.
Realized gains on investments were $2.7 million compared with $1.3 million in the first six months of 2011.
Losses and loss adjustment expenses (LAE) were $169.2 million compared with $123.6 million in the first six months of 2011 primarily as a result of increases in net premiums earned. The current accident year provision rate for losses was 77.0% in the first six months of 2012 compared with 77.3% in the first six months of 2011. The current accident year provision rate has been impacted by increasing medical and indemnity cost trends nationally and in California which represents over half of the Company's book of business. Before the impact of the LPT deferred reinsurance gain, losses and LAE were $177.2 million in the first six months of 2012 and $132.4 million in the first six months of 2011.
Commission expense was $29.7 million compared with $21.4 million, or $8.3 million higher than in the first six months of 2011. Commission expense increased in the first six months of 2012 primarily due to higher net premiums earned and higher agency incentive commissions.
Dividends to policyholders were $1.7 million compared with $1.9 million in the first six months of 2011. Policyholder dividends fluctuate due to changes in premium levels on dividend policies and the eligibility of policyholders to receive dividend payments.
Underwriting and other operating expenses were $61.7 million compared with $51.9 million in the first six months of 2011, an increase of $9.8 million primarily as a result of a $5.2 million increase related to the DAC accounting change, a $1.2 million increase in premium taxes and assessments, a $2.0 million increase in compensation, and a $1.3 million change in bad debt expense. These increases were partially offset by cost control actions undertaken by management.
An income tax benefit of $6.7 million was recorded in the first six months of 2012 compared with an income tax benefit of $4.4 million in the first six months of 2011. The increased tax benefit was primarily related to increased tax exempt interest income as a percentage of pre-tax net income.
The unadjusted year-to-date 2012 combined ratio was 114.6% (118.1% before the impact of the LPT deferred reinsurance gain), compared with 116.5% (121.6% before the impact of the LPT deferred reinsurance gain) for the same period of 2011. The combined ratio, adjusted for the DAC accounting change, was 112.3% (115.8% before the impact of the LPT deferred reinsurance gain), an improvement of 4.2 percentage points relative to the combined ratio for the same period last year (please see the attached reconciliations excluding the impact of the DAC accounting change for the first six months of 2012).
Debt, Capital Structure
Total outstanding debt at June 30, 2012, was $122.0 million with a debt to total capitalization ratio, including the deferred reinsurance gain - LPT Agreement, of 13.2%. As of June 30, 2012, the Company's capital structure consisted of $90.0 million principal balance on its credit facility with Wells Fargo, $32.0 million in surplus notes maturing in 2034, and $799.9 million of stockholders' equity including the deferred reinsurance gain - LPT Agreement.
Investments
Total invested assets were approximately $2 billion at June 30, 2012. The Company's investment portfolio, which is classified as available-for-sale, consisted of 94% fixed maturity securities and 6% equity securities at the end of the second quarter. A repositioning of the portfolio which began in the fourth quarter of last year was completed in the first quarter of this year. The modest changes in asset allocation reduced tax-exempt municipal exposure, shortened duration, and added high dividend equities.
The Company provides a list of portfolio securities by CUSIP in the Calendar of Events, Second Quarter “Investors” section of its web site at www.employers.com.
Common Share Repurchases and Dividends
The Company repurchased 1.1 million shares of common stock during the second quarter of 2012 at an average price of $17.10 per share for a total cost of $18.6 million. Since the inception of its current stock repurchase program in November of 2010, the Company has repurchased 9.2 million shares of common stock at an average price of $15.73 per share for a total of $144.4 million. At June 30, 2012, approximately $55.6 million remained available for share repurchases pursuant to the Company's current stock repurchase program.
The Board of Directors declared a third quarter 2012 dividend of six cents per share. The dividend is payable on September 4, 2012 to stockholders of record as of August 21, 2012.
Conference Call and Web Cast; Form 10-Q
The Company will host a conference call on Wednesday, August 8, 2012, at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a pass code of 40075953. International callers may dial (617) 801-6888.
EHI expects to file its Form 10-Q for the quarter ended June 30, 2012, with the Securities and Exchange Commission (“SEC”) on Wednesday, August 8, 2012. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures used to analyze the Company's operating performance for the periods presented.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.
Net Income before impact of the deferred reinsurance gain - LPT Agreement. Net income less (i) amortization of deferred reinsurance gain-LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.
Deferred reinsurance gain-LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the deferred reinsurance gain - LPT Agreement. Losses and LAE less (i) amortization of deferred reinsurance gain-LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.
Combined Ratio before impacts of the deferred reinsurance gain - LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain-LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.
Equity including deferred reinsurance gain-LPT Agreement. Equity including deferred reinsurance gain-LPT is total equity plus the deferred reinsurance gain-LPT Agreement.
Book value per share. Equity including deferred reinsurance gain-LPT Agreement divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations and performance. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.
EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K.
All forward-looking statements made in this press release reflect EHI's current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business and results of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including increased loss costs nationally and in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, accounting changes, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI's investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, observed market conditions, EHI's growth rate, capital needs at EHI's operating companies, strategic initiatives, and other factors identified in EHI's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2012 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Comprehensive Income
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)
Revenues
Gross premiums written	$153,094	$107,830	$295,888	$211,057
Net premiums written	$150,364	$105,566	$290,728	$206,692
Net premiums earned	$118,955	$88,128	$228,855	$170,555
Net investment income	18,297	20,306	36,682	40,799
Realized gains on investments, net	945	1,102	2,723	1,336
Other income	114	3	195	123
Total revenues	138,311	109,539	268,455	212,813

Expenses
Losses and loss adjustment expenses	88,293	64,150	169,216	123,571
Commission expense	16,147	11,119	29,676	21,400
Dividends to policyholders	803	914	1,650	1,926
Underwriting and other operating expense	29,513	26,200	61,655	51,878
Interest expense	858	908	1,760	1,825
Total expenses	135,614	103,291	263,957	200,600

Net income before income taxes	2,697	6,248	4,498	12,213
Income tax benefit	(2,309)	(2,003)	(6,730)	(4,383)
Net income	$5,006	$8,251	$11,228	$16,596

Comprehensive income
Unrealized gains during the period (net of taxes of $2,070 and $10,794 for the three months ended June 30, 2012 and 2011, respectively, and $5,324 and $9,264 for the six months ended June 30, 2012 and 2011, respectively)	$3,844	$18,866	$9,888	$16,022
Less: reclassification adjustment for realized gains in net income (net of taxes of $331 and $386 for the three months ended June 30, 2012 and 2011, respectively, and $952 and $468 for the six months ended June 30, 2012 and 2011, respectively)	614	716	1,771	868
Other comprehensive income, net of tax	3,230	18,150	8,117	15,154

Total comprehensive income	$8,236	$26,401	$19,345	$31,750
Reconciliation of net income to net income before impact of LPT Agreement
Net income	$5,006	$8,251	$11,228	$16,596
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain - LPT Agreement	3,828	4,262	7,984	8,782
Net income before LPT Agreement	$1,178	$3,989	$3,244	$7,814

Employers Holdings, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)

Net Income	$5,006	$8,251	$11,228	$16,596

Earnings per common share
Basic	$0.16	$0.21	$0.35	$0.43
Diluted	$0.16	$0.21	$0.35	$0.43

Weighted average shares outstanding
Basic	31,537,452	38,468,113	32,093,328	38,570,576
Diluted	31,685,636	38,596,313	32,242,591	38,722,024

Reconciliation of EPS to EPS before impact of the LPT Agreement
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)
Earnings per common share
Basic	$0.16	$0.21	$0.35	$0.43
Diluted	$0.16	$0.21	$0.35	$0.43

Earnings per common share attributable to the LPT Agreement
Basic	$0.12	$0.11	$0.25	$0.23
Diluted	$0.12	$0.11	$0.25	$0.23

Earnings per common share before the LPT Agreement
Basic	$0.04	$0.10	$0.10	$0.20
Diluted	$0.04	$0.10	$0.10	$0.20

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of	As of
	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,742,607 at June 30, 2012 and $1,706,216 at December 31, 2011)	$1,892,648	$1,852,699
Equity securities at fair value (cost $80,247 at June 30, 2012 and $64,962 at December 31, 2011)	122,262	98,046
Total investments	2,014,910	1,950,745
Cash and cash equivalents	208,791	252,300
Restricted cash and cash equivalents	7,141	6,299
Accrued investment income	19,331	19,537
Premiums receivable (less bad debt allowance of $6,046 at June 30, 2012 and $5,546 at December 31, 2011)	216,719	160,443
Reinsurance recoverable for:
Paid losses	9,654	10,729
Unpaid losses	920,047	940,840
Funds held by or deposited with reinsureds	3,395	1,102
Deferred policy acquisition costs	40,742	37,524
Federal income taxes recoverable	1,117	1,993
Deferred income taxes, net	25,443	22,140
Property and equipment, net	12,099	11,360
Intangible assets, net	11,122	11,728
Goodwill	36,192	36,192
Other assets	13,576	18,812
Total assets	$3,540,279	$3,481,744

Liabilities and stockholders' equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,281,789	$2,272,363
Unearned premiums	257,779	194,933
Policyholders' dividends accrued	3,096	3,838
Total claims and policy liabilities	2,542,664	2,471,134
Commissions and premium taxes payable	35,523	28,905
Accounts payable and accrued expenses	14,845	14,994
Deferred reinsurance gain-LPT Agreement	345,210	353,194
Notes payable	122,000	122,000
Other liabilities	25,386	17,331
Total liabilities	$3,085,628	$3,007,558

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(Continued)

	As of	As of
	June 30, 2012	December 31, 2011
	(unaudited)
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 54,069,136 and 53,948,442 shares issued and 30,947,550 and 32,996,809 shares outstanding at June 30, 2012 and December 31, 2011, respectively	541	540
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	321,262	318,989
Retained earnings	366,089	358,693
Accumulated other comprehensive income, net	124,836	116,719
Treasury stock, at cost (23,121,586 shares at June 30, 2012 and 20,951,633 shares at December 31, 2011)	(358,077)	(320,755)
Total stockholders’ equity	454,651	474,186
Total liabilities and stockholders’ equity	3,540,279	3,481,744

Equity including deferred reinsurance gain - LPT
Total stockholders’ equity	454,651	474,186
Deferred reinsurance gain - LPT Agreement	345,210	353,194
Total equity including deferred reinsurance gain - LPT Agreement (A)	799,861	827,380
Shares outstanding (B)	30,947,550	32,996,809
Book value per share (A * 1000) / B	25.85	25.07

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30,
	2012	2011
	(unaudited)
Operating activities
Net income	$11,228	$16,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,787	3,387
Stock-based compensation	2,542	1,756
Amortization of premium on investments, net	3,400	3,937
Allowance for doubtful accounts	500	(870)
Deferred income tax (benefit) expense	(7,675)	(2,186)
Realized gains on investments, net	(2,723)	(1,336)
Realized losses on retirement of assets	334	121
Change in operating assets and liabilities:
Accrued investment income	206	1,066
Premiums receivable	(56,776)	(38,942)
Reinsurance recoverable for paid and unpaid losses	21,868	23,084
Funds held by or deposited with reinsureds	(2,293)	1,155
Federal income taxes recoverable	876	(2,344)
Unpaid losses and loss adjustment expenses	9,426	(24,198)
Unearned premiums	62,846	35,561
Accounts payable, accrued expenses and other liabilities	7,906	2,377
Deferred reinsurance gain-LPT Agreement	(7,984)	(8,781)
Other	7,893	2,329
Net cash provided by operating activities	54,361	12,712
Investing activities
Purchase of fixed securities	(183,315)	(61,495)
Purchase of equity securities	(23,768)	(2,096)
Proceeds from sale of fixed maturities	69,722	96,993
Proceeds from sale of equity securities	8,916	2,181
Proceeds from maturities and redemptions of investments	76,091	49,457
Proceeds from sale of fixed assets	75	—
Capital expenditures and other	(3,326)	(2,603)
Restricted cash and cash equivalents provided by (used in) investing activities	(842)	11,817
Net cash provided by (used in) investing activities	(56,447)	94,254
Financing activities
Acquisition of treasury stock	(37,322)	(21,060)
Cash transactions related to stock-based compensation	(279)	764
Dividends paid to stockholders	(3,822)	(4,613)
Net cash used in financing activities	(41,423)	(24,909)
Net increase (decrease) in cash and cash equivalents	(43,509)	82,057
Cash and cash equivalents at the beginning of the period	252,300	119,825
Cash and cash equivalents at the end of the period	$208,791	$201,882

Employers Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Net Income before Taxes, Income Tax Benefit, Net Income before LPT, Earnings and Earnings before the LPT per Common Diluted Shares for Three Months Ended June 30

	Three Months Ended June 30,
($ thousands except per share data)	2012			2011
	GAAP Results	Adjustments (1)(2)	Non-GAAP Results	GAAP Results
Net income before taxes	$2,697	$2,166	$4,863	$6,248
Income tax benefit	(2,309)	(159)	(2,468)	(2,003)
Net income	$5,006	$2,325	$7,331	$8,251
Less: Amortization of the LPT(3)	3,828		3,828	4,262
Net income before LPT(3)	$1,178		$3,503	$3,989

Earnings per common diluted share	0.16	0.07	0.23	0.21
Earnings before the LPT per common diluted share(3)	0.04	0.07	0.11	0.10
Diluted shares used in per share calculations	31,685,636	31,685,636	31,685,636	38,596,313

(1)
Adjustment to exclude the deferred acquisition accounting change which added $2.2 million to underwriting and other operating expense in the three months ended June 30, 2012. The $2.2 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)	Adjustment to include the tax benefit related to the exclusion of the DAC accounting change in the three months ended June 30, 2012.

(3)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail later in this release. This calculation is normally included in the Company's reports on financial and operating results.

Reconciliation of GAAP to Non-GAAP Underwriting and Other Operating Expenses and Underwriting and Other Operating Expense Ratio, Combined Ratio, and Combined Ratio before LPT for Three Months Ended June 30

	Three Months Ended June 30,
($ thousands except for percentages)	2012			2011
	GAAP Results	Adjustments(1)	Non-GAAP Results	GAAP Results
Underwriting & other operating expenses	$29,513	$2,166	$27,347	$26,200
Underwriting & other operating expenses ratio	24.8%	1.8%	23.0%	29.8%
Total expenses	$134,756	$2,166	$132,590	$102,383
Combined ratio	113.3%	1.8%	111.5%	116.2%
Total expenses before LPT(2)	$138,584	$2,166	$136,418	$106,645
Combined ratio before LPT(2)	116.5%	1.8%	114.7%	121.0%
Net premiums earned used in the ratio calculations	$118,955	$118,955	$118,955	$88,128

(1)
Adjustment to exclude the deferred acquisition accounting change which added $2.2 million to underwriting and other operating expense in the three months ended June 30, 2012. The $2.2 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail later in this release. This calculation is normally included in the Company's reports on financial and operating results.

Employers Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Net Income before Taxes, Income Tax Benefit, Net Income before LPT, Earnings and Earnings before the LPT per Common Diluted Shares for Six Months Ended June 30

	Six Months Ended June 30,
($ thousands except per share data)	2012			2011
	GAAP Results	Adjustments (1)(2)	Non-GAAP Results	GAAP Results
Net income before taxes	$4,498	$5,168	$9,666	$12,213
Income tax benefit	(6,730)	(667)	(7,397)	(4,383)
Net income	$11,228	$5,835	$17,063	$16,596
Less: Amortization of the LPT(3)	7,984		7,984	8,782
Net income before LPT(3)	$3,244		$9,079	$7,814

Earnings per common diluted share	0.35	0.18	0.53	0.43
Earnings before the LPT per common diluted share(3)	0.10	0.18	0.28	0.20
Diluted shares used in per share calculations	32,242,591	32,242,591	32,242,591	38,722,024

(1)
Adjustment to exclude the deferred acquisition accounting change which added $5.2 million to underwriting and other operating expense in the six months ended June 30, 2012. The $5.2 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)	Adjustment to include the tax benefit related to the exclusion of the DAC accounting change in the six months ended June 30, 2012.

(3)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail later in this release. This calculation is normally included in the Company's reports on financial and operating results.

Reconciliation of GAAP to Non-GAAP Underwriting and Other Operating Expenses and Underwriting and Other Operating Expense Ratio, Combined Ratio, and Combined Ratio before LPT for Six Months Ended June 30

	Six Months Ended June 30,
($ thousands except for percentages)	2012			2011
	GAAP Results	Adjustments(1)	Non-GAAP Results	GAAP Results
Underwriting & other operating expenses	$61,655	$5,168	$56,487	$51,878
Underwriting & other operating expenses ratio	27.0%	2.3%	24.7%	30.4%
Total expenses	$262,197	$5,168	$257,029	$198,775
Combined ratio	114.6%	2.3%	112.3%	116.5%
Total expenses before LPT(2)	$270,181	$5,168	$265,013	$207,557
Combined ratio before LPT(2)	118.1%	2.3%	115.8%	121.6%
Net premiums earned used in the ratio calculations	$228,855	$228,855	$228,855	$170,555

(1)
Adjustment to exclude the deferred acquisition accounting change which added $5.2 million to underwriting and other operating expense in the six months ended June 30, 2012. The $5.2 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail later in this release. This calculation is normally included in the Company's reports on financial and operating results.

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(in thousands, except for percentages)

	Three Months Ended		Six Months Ended
	June 30,		March 31,
	2012	2011	2012	2011
	(unaudited)
Net premiums earned	$118,955	$88,128	$228,855	$170,555

Losses and loss adjustment expenses	88,293	64,150	169,216	123,571
Loss & LAE ratio	74.2%	72.8%	73.9%	72.5%

Amortization of deferred reinsurance gain – LPT	$3,828	$4,262	$7,984	$8,782
Impact of LPT	3.2%	4.8%	3.5%	5.1%
Loss & LAE before impact of LPT	$92,121	$68,412	$177,200	$132,353
Loss & LAE ratio before impact of LPT	77.4%	77.6%	77.4%	77.6%

Commission expense	$16,147	$11,119	$29,676	$21,400
Commission expense ratio	13.6%	12.6%	13.0%	12.5%

Dividends to policyholders	$803	$914	$1,650	$1,926
Policyholder dividend ratio	0.7%	1.0%	0.7%	1.1%

Underwriting & other operating expenses	$29,513	$26,200	$61,655	$51,878
Underwriting & other operating expenses ratio	24.8%	29.8%	27.0%	30.4%

Total expenses	$134,756	$102,383	$262,197	$198,775
Combined ratio	113.3%	116.2%	114.6%	116.5%

Total expense before impact of the LPT	$138,584	$106,645	$270,181	$207,557
Combined ratio before the impact of the LPT	116.5%	121.0%	118.1%	121.6%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$92,121	$68,412	$177,200	$132,353
Plus: Favorable (unfavorable) prior period reserve development	(529)	363	(1,054)	(467)
Accident period losses & LAE before impact of LPT	$91,592	$68,775	$176,146	$131,886

Losses & LAE ratio before impact of LPT	77.4%	77.6%	77.4%	77.6%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.4)	0.4	(0.5)	(0.3)
Accident period losses & LAE ratio before impact of LPT	77.0%	78.0%	77.0%	77.3%

Combined ratio before impact of the LPT	116.5%	121.0%	118.1%	121.6%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.4)	0.4	(0.5)	(0.3)
Accident period combined ratio before impact of LPT	116.1%	121.4%	117.6%	121.3%